Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Zoomcar Holdings, Inc. (formerly known as Innovative International Acquisition Corp.) on Form S-1 of our report dated March 31, 2023, which includes an explanatory paragraph as to Innovative International Acquisition Corp.’s ability to continue as a going concern, with respect to our audits of the financial statements of Innovative International Acquisition Corp. as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and for the period from March 22, 2021 (inception) through December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on December 29, 2023 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

February 2, 2024